Deloitte & Touche LLP
Suite 1400
180 E. Broad Street
Columbus OH 43215—3611

Tel: +1 614 221 1000
Fax: +1 614 229 4647
www.deloitte.com

November 14, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs/Mesdames:

We have read Item 4 of Huntington Bancshares Incorporated’s Form 8-K dated November 14, 2014, and we agree with the statements made therein.

Yours truly,